Exhibit 99.1

3750 Torrey View San Diego, CA 92130 www.CareFusion.com
FOR IMMEDIATE RELEASE

Contacts:

Media:	Troy Kirkpatrick (614) 757-6225 troy.kirkpatrick@cardinalhealth.com	Investors:	Sally Curley (614) 757-7115 sally.curley@cardinalhealth.com

CAREFUSION ANNOUNCES BOARD OF DIRECTORS, PROGRESS ON ALARIS

CONSENT DECREE

SAN DIEGO, June 9, 2009 — CareFusion Corporation, the company that will become public from the planned spinoff of Cardinal Health’s clinical and medical products businesses, today filed a second amendment to its Form 10 registration statement with the Securities and Exchange Commission (SEC) that includes information about its post-spin board of directors and outlines progress being made to fulfill its obligations under a consent decree for its Alaris® infusion products.

Serving on the board of directors for CareFusion following the planned spinoff will be David Schlotterbeck, 61, chairman and chief executive officer; Philip Francis, 61, chairman and chief executive officer of PetSmart, Inc. and Cardinal Health director since 2006; Jacqueline Kosecoff, 59, chief executive officer of Prescription Solutions for UnitedHealth Group; J. Michael Losh, 62, retired chief financial officer of General Motors and Cardinal Health director since 1996; Gregory Lucier, 45, chairman and chief executive officer of Life Technologies; Edward Miller, M.D., 66, chief executive officer of Johns Hopkins Medicine; Michael O’Halleran, 58, senior executive vice president of Aon Corporation and Cardinal Health director since 1999; and Robert Wayman, 63, retired executive vice president and chief financial officer of Hewlett Packard. Francis, Losh and O’Halleran will leave the Cardinal Health board of directors upon completion of the planned spinoff.

“We are nearly complete with the selection process and believe the CareFusion board of directors will be a well balanced collection of executives with diverse backgrounds and experiences,” said David Schlotterbeck, future chairman and chief executive officer of CareFusion. “With three directors transitioning to CareFusion from Cardinal Health and these four new directors, the board has the right mix to provide valuable historical perspective and fresh ideas to effectively oversee our businesses.”

CareFusion also announced that the corrective action plan for field remediation of its infusion pumps, which the company submitted to the Food and Drug Administration (FDA) in April as required by the amended consent decree, has been reviewed and found acceptable by the FDA. The company expects to issue a formal recall notification by June 12 to inform customers who have products affected by the recall, including details on remediation plans. The company recorded an $18 million reserve in its fiscal third quarter for all actions related to the corrective action plan and continues to believe the amount to be sufficient to fulfill its remediation obligations.

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CareFusion News

An additional requirement of the amended consent decree was completed on June 2, when an independent expert certified that the company’s infusion pump operations are in conformity with the Quality System Regulation and certain other provisions of the Federal Food, Drug and Cosmetic Act. The FDA may conduct its own inspection of CareFusion’s infusion pump operations within 45 days. The company anticipates it will resume shipping its Alaris® PC unit and PCA module by the end of June, subject to 510(k) clearance from the FDA.

“We take our obligation to manufacture safe and effective products very seriously and have worked diligently to implement corrective actions and a new quality system for our infusion pump products,” said Dwight Winstead, chief operating officer of CareFusion. “These important efforts will serve us well as we move forward as an independent company, helping to improve patient safety for hospitals around the world.”

About CareFusion Corporation

CareFusion Corporation is currently a wholly owned subsidiary of Cardinal Health (NYSE:CAH) and is expected to become a public company from the planned spinoff of Cardinal Health’s clinical and medical products businesses. The global company, with annual revenues of approximately $3.8 billion1, will serve the health care industry with products and services that help hospitals improve the safety and quality of health care. With a focus on breaking the cycle of harmful medication errors and reducing hospital-acquired infections, CareFusion develops market-leading technologies including Alaris® IV pumps, Pyxis® automated dispensing and patient identification systems, MedMined™ electronic infection surveillance service, AVEA and Pulmonetic Systems ventilation and respiratory products, Jaeger and SensorMedics pulmonary products, ChloraPrep® infection prevention products and V. Mueller® surgical instruments. CareFusion employs more than 15,000 people across its global operations. The company has applied to have its shares of common stock listed on the New York Stock Exchange under the ticker symbol “CFN.”

[1]	Fiscal 2008 pro forma revenue, Amendment No. 2 to Form 10 Registration Statement filed on June 9, 2009.

Cautions Concerning Forward-Looking Statements

This news release contains forward-looking statements addressing the planned spinoff of Cardinal Health’s clinical and medical products businesses as a separate company named CareFusion, including the expected financial results of CareFusion after giving effect to the spinoff, as well as expectations regarding the amended consent decree with the FDA, the timing and cost of remediation efforts under the corrective action plan, and expectations regarding the 510(k) clearance, each of which is dependent upon future events or developments. These matters are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These risks and uncertainties include uncertainties regarding the planned spinoff of CareFusion, including the timing and terms of any such spinoff and whether such spinoff will be completed as it is subject to a number of conditions, as well as uncertainties regarding the amended consent decree with the FDA and the company’s remediation efforts under the corrective action plan, including the timing and cost of the remediation efforts and the timing of the 510(k) clearance. In addition, Cardinal Health and CareFusion are subject to additional risks and uncertainties described in CareFusion’s Form 10 and Cardinal Health’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports) and exhibits to those reports. Except to the extent required by applicable law, Cardinal Health and CareFusion undertake no obligation to update or revise any forward-looking statement.